UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2019

NOTOX TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Nevada	001-34911	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

95 Mural Street, Suite 600 Richmond Hill, Ontario, Canada	L4B 3G2
(Address of principal executive offices)	(Zip Code)

(519) 421-1900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01	Entry into a Material Definitive Agreement

On July 19, 2019, Notox Technologies Corp. (the “Company”) entered into binding letter of intent (the “LOI”) with Xthetica Inc. (“Xthetica”), a private Ontario, Canada corporation, pursuant to which the Company agreed to acquire all of the issued and outstanding capital stock of Xthetica Inc. (“NewCo”), a newly incorporated Nevada corporation owned by the sole shareholder of Xthetica, from that shareholder in exchange for an aggregate of 10,000,000 restricted shares of the Company’s common stock and warrants to purchase 10,000,000 restricted shares of the Company’s common stock, in each case issuable over a period of three years.

NewCo was recently formed for the purpose of acquiring 100% of the right, title and interest in and to certain assets owned by Xthetica (collectively, the “Assets”), including Xthetica’s rights and obligations under a series of distribution agreements with manufacturers of medical aesthetics products, access to all of Xthetica’s current inventory for the purpose of selling the same, and the goodwill of Xthetica. The effective date of the Asset acquisition is expected to be July 1, 2019.

Pursuant to the LOI, the parties have agreed to work together to determine the appropriate structure for the proposed transaction (the “Transaction”), which will be governed by a definitive agreement that set outs in full the terms of the Transaction. The definitive agreement is expected to be executed as soon as reasonably practicable and in any event on or before August 15, 2019, with the closing date of the Transaction no later than 30 days thereafter (or such other date as the parties may agree upon in writing).

The shares and warrants issuable by the Company to the sole shareholder of Xthetica or his assigns are anticipated to be issued as follows:

(a)	1,000,000 shares and 1,000,000 warrants on or before December 31, 2019;

(b)	3,000,000 shares and 3,000,000 warrants on or before December 31, 2020; and

(c)	6,000,000 shares and 6,000,000 warrants on or before December 31, 2021.

Each share will be issued at a deemed price per share equal to the value of the Company’s common stock on the OTCQB (or such other stock exchange or quotation medium on which the shares are then trading) on the date of issuance, while each warrant will be exercisable into one share of the Company’s common stock at a price of US$1.40 per share for a period of three (3) years from the date of issuance, subject to standard adjustments for stock splits, stock dividends and the like.

The LOI also requires the Company to cause a new wholly owned subsidiary (“SubCo”) to enter into employment or consulting agreements in form and substance acceptable to Xthetica with a maximum of seven (7) individuals recommended to the Company by Xthetica. The particulars of the employment and consulting arrangements, including the compensation payable by the Company (through SubCo) to the individuals, are currently being negotiated in good faith by the Company, Xthetica and the applicable individuals, and the LOI specifically grants the Company the right to solicit and engage those persons.

The LOI includes a number of closing conditions, including the completion of satisfactory due diligence by the Company, the completion of the assignment of the Assets by Xthetica to NewCo, and the satisfactory review by the parties of the tax and securities implications of the proposed transaction. As of the date of this report, the Company’s due diligence investigation has largely been completed; however, the Company has the ability to terminate the LOI at any time prior to the close of business on July 31, 2019 should the remaining due diligence or the consequences of concluding the transaction prove unsatisfactory.

Upon the completion of the Transaction, of which there is no guarantee, NewCo will become a wholly owned operating subsidiary of the Company.

There is no material relationship between the Company or its affiliates and Xthetica or the sole shareholder of Xthetica, except that the Company previously engaged the sole shareholder to assist in the process of searching for a full time CEO for the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 23, 2019	NOTOX TECHNOLOGIES CORP.

	By:	/s/ John Marmora
John Marmora
President, Chief Financial Officer, Secretary, Treasurer, Director